Exhibit 35.1.5

[Letterhead of PHH Mortgage]

Annual Statement of Compliance

Deal or contract name: CMLTI 2006-AR5

The undersigned officer certifies the following for PHH Mortgage Corp. f/k/a Cendant Mortgage Corp., for the 2006 calendar year. To the best of our knowledge:

a)

The activities and performances of the Servicer during the preceding Fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide for the deal listed above, and to the best of my knowledge the Servicer has fulfilled all of its duties, responsibilities or obligations under this Agreement throughout such year, or if there has been default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to CITIMORTGAGE, INC.;

b)	The Servicer is currently an approved FNMA or FHLMC Servicer in good standing;
c)

The Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full effect;

d)

All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

e)

All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgage Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to CITIMORTGAGE, INC.;

f)	All Custodial Accounts have been reconciled and are properly funded; and
g)	All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050H, 6050J, and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by

/s/ Deborah Rocchi

Deborah Rocchi

Assistant Vice President

Date: February 28, 2007

PHH Investor number reference 685-001